Exhibit 10.12

FORM OF

AMENDMENT NO. 2 TO LOAN AGREEMENT

This Amendment No. 2 to Loan Agreement (this “Amendment”) is entered into as of March 18, 2021 by and among Monitronics International, Inc., a Delaware corporation (“Borrower”), the Guarantors party hereto, certain Lenders (as defined below) party hereto and Cortland Capital Market Services LLC, as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS

A.    Borrower is a party to that certain Loan Agreement dated as of August 30, 2019, by and among the Borrower, the Guarantors from time to time party thereto, the Administrative Agent and the lenders from time to time party thereto (the “Lenders”) (as amended by that certain Amendment No. 1 to Loan Agreement, dated as of June 17, 2020, and as further amended as set forth herein, the “Loan Agreement”).

B.    The Borrower has requested to make certain amendments to the Loan Agreement, as authorized by Section 10.01 of the Loan Agreement.

Now, therefore, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the Lenders party hereto (which constitute the Required Lenders) and the Borrower hereby acknowledge, agree and consent to the following:

1.Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to such terms in the Loan Agreement.

2.Interpretation. The rules of interpretation set forth in Section 1.02 of the Loan Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

3.Amendments.

a.Defined Terms. Section 1.01 of the Loan Agreement is hereby amended as follows:

i.    The defined term “Applicable Rate” is hereby replaced in its entirety by the following:

““Applicable Rate” means (a) prior to January 1, 2022, 5.50% per annum for Base Rate Loans and 6.50% per annum for Eurodollar Rate Loans and (b) on and after January 1, 2022, 6.50% per annum for Base Rate Loans and 7.50% per annum for Eurodollar Rate Loans; provided that, in the case of clauses (a) and (b) of this definition, if the “Applicable Rate” under and as defined in the Exit Facilities Credit Agreement is increased to more than 5.00% per annum for Base Rate Loans (as defined in the Exit Facilities Credit Agreement) and/or more than 6.00% per annum for Eurodollar Rate Loans and/or Letter of Credit Fees (each as defined in the Exit Facilities Credit Agreement), then the Applicable Rate applicable to Base Rate Loans and/or Eurodollar Rate Loans hereunder, as applicable, shall be, upon receipt by the Administrative Agent of written notice from the Borrower or any Lender of any such interest rate increase under the Exit Facilities Credit Agreement together with a copy of the documentation evidencing the same (and the Borrower hereby agrees to provide such written notice and documentation to the Administrative Agent immediately upon the effectiveness of such interest rate increase under the Exit Facilities Credit Agreement), automatically increased by (x) in the case of Base Rate Loans hereunder, the amount that the “Applicable Rate” (as defined in the Exit Facilities Credit Agreement) applicable to Base Rate Loans (as defined in the Exit Facilities Credit Agreement) exceeds 5.00% per annum and (y) in the case of Eurodollar Rate Loans hereunder, the amount that the “Applicable Rate” (as defined in the Exit Facilities Credit Agreement) applicable to Eurodollar Rate Loans and/or Letter of Credit Fees (each as defined in the Exit Facilities Credit Agreement) exceeds 6.00% per annum (it being agreed, for the avoidance of doubt, that once the Applicable Rate hereunder is increased pursuant to this proviso, the Applicable Rate hereunder will not be reduced if the Applicable Rate (as defined in the Exit Facilities Agreement) is subequently reduced to 5.00% per annum or less (in the case of Base Rate Loan (as defined in the Existing Facilities Agreement)) or 6.00% per annum or less (in the case of Eurodollar Rate Loans and/or Letter of Credit Fees (each as defined in the Exit Facilities Credit Agreement))”

ii.    The defined term “Controlled Investment Affiliate” is hereby added to read as follows:

““Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in Control of, is Controlled by, or is under common Control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.”

iii.    The defined term “FICO Score” is hereby replaced in its entirety by the following:

““FICO Score” means (i) the consumer credit risk score published by Fair Isaac, Equifax, Inc., TransUnion LLC or Experian PLC, (ii) the consumer credit risk score published by VantageScore Solutions, LLC, or (iii) in the event that each of the foregoing cease to publish such a score, any other consumer credit risk score published by a national credit reporting agency as may be selected by the Borrower and reasonably acceptable to the Required Lenders.”

iv.    The defined term “Permitted Holders” is hereby replaced in its entirety by the following:

““Permitted Holders” means any Person that is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than fifteen percent (15%) of the Equity Interests of the Borrower as of the Closing Date, and their Controlled Investment Affiliates.”

b.    Section 6.23 of the Loan Agreement is hereby amended by amending and restated clause (a) thereof in its entirety to read as follows:

“(a)    (i) Commencing with the Amendment No. 1 Effective Date, the Required Lenders shall have the right to appoint an independent representative (a “Board Observer”) with expertise in the U.S. alarm monitoring industry, designated by the Required Lenders in their sole discretion (and consented to by the Borrower (such consent not to be unreasonably withheld, conditioned or delayed)) and (ii) commencing on January 1, 2022, the Lenders that individually have more than $100,000,000 of Loans outstanding as of such date (collectively, the “Appointing Lenders”) shall collectively have the right to appoint one additional Board Observer in their sole discretion (and consented to by the Borrower (such consent not to be unreasonably withheld, conditioned or delayed)), each of which Board Observers shall not be (x) a former officer or director of any of the Loan Parties or (y) an employee of a Lender or the Administrative Agent. Each Board Observer shall: (i) receive notice of all meetings (both regular and special) of the board of directors of the Borrower (the “Board”), and each committee of the Board (such notice to be delivered or mailed to each Board Observer pursuant to written instructions delivered to the Borrower from time to time by the Required Lenders or the Appointing Lenders, as applicable), at the same time as notice is given to the members of the Board and/or committee); (ii) be entitled to attend all such meetings (telephonically or in person, at such Board Observer’s discretion); (iii) receive all notices, information, reports and minutes of meetings, which are furnished (or made available) to the members of the Board and/or committee at the same time and in the same manner as the same is furnished (or made available) to such members; and (iv) be entitled to participate in all discussions conducted at such meetings; provided that each Board Observer shall have entered into a customary confidentiality agreement with the Borrower (which confidentiality agreement shall permit disclosure of any information received by such Board Observer to any Lender so long as such Lender complies with the provisions of Section 10.07 hereof with respect to any such information). For the avoidance of doubt, all Lenders and all lenders under the Exit Facilities Agreement shall have access to each Board Observer and any information provided to either Board Observer as may be agreed between each such Lender (or such lender under the Exit Facilities Agreement) and the applicable Board Observer, subject to the proviso in the immediately preceding sentence and the last sentence of this Section 6.23(a). If any action is proposed to be taken by the Board and/or committee thereof by written consent in lieu of a meeting, the Board shall provide written notice thereof to each Board Observer, which notice shall describe in reasonable detail the nature and substance of such proposed action and shall be delivered not later than the date upon which any member of the Board and/or committee receives the same. The Borrower shall provide each Board Observer with a copy of each such written consent not later than five (5) Business Days after it has been signed by a sufficient number of signatories to make it effective. Neither Board Observer shall constitute a member of the Board or any committee thereof as a result of the exercise of its rights pursuant to this Section 6.23(a) and neither Board Observer shall be entitled to vote on any matters presented at meetings of the Board and/or committee or to consent to any matter as to which the consent of the Board and/or committee shall have been requested. The Borrower shall pay each Board Observer reasonable fees for services rendered (as reasonably acceptable to the Borrower and the Required Lenders or the Appointing Lenders, as applicable), and shall reimburse each Board Observer for all reasonable out-of-pocket expenses incurred in connection with attending such meetings and/or exercising any rights under this Section 6.23(a). Notwithstanding anything to the contrary herein, the Board and/or committee, as applicable, may exclude the Board Observers from meetings or portions of meetings of the Board and/or committee or omit to provide the Board Observers with copies of written materials provided to the members of the Board and/or committee in connection with such meetings or copies of minutes of such meetings, if and only to the extent that the members of the Board and/or committee reasonably believe in good faith that such exclusion or omission is necessary in order to (i) avoid a conflict of interest in connection with the financing arrangements of the Loan Parties under the Loan Documents, including, without limitation, any discussion of contractual disagreements relating to the Loan Documents, or any discussions relating to strategy, negotiating positions or similar matters relating to the Loan Documents or a refinancing or replacement of the Obligations, (ii) fulfill the contractual obligations of any Loan Party or any of their respective Subsidiaries with respect to confidential or proprietary information of third parties, or (iii) protect the attorney-client privilege (including protecting any attorney work product) or if counsel to the Borrower or any other Loan Party advises that excluding the Board Observers from any such meeting or portion of a meeting or from receiving any written materials or minutes is reasonably necessary to protect any applicable attorney-client privilege; provided that, for the avoidance of doubt, in all cases the Borrower shall still be required to notify each Board Observer of all meetings under clause (i) of the first sentence of this Section 6.23(a) above regardless of whether the Board Observers are excluded from such meeting or portion of such meeting and provide each Board Observer (together with such notice) the criteria pursuant to which the Board Observers are being excluded from such meeting. In addition, the Borrower agrees that if practicable it shall provide at least two (2) Business Days’ prior notice (and if not practicable, as much prior notice as is practicable) to each Board Observer before disclosing to such Board Observer any material non-public information with respect to the Borrower and its Subsidiaries, whether such disclosure is contained in any written materials that would otherwise be provided to such Board Observer or would occur as a result of attendance at any meeting of the Board and/or any committee thereof. Each Board Observer shall be subject to a confidentiality agreement with terms reasonably acceptable to such Board Observer and the Borrower (which confidentiality agreement shall permit disclosure of any information received by such Board Observer to any Lender so long as such Lender complies with the provisions of Section 10.07 hereof with respect to any such information).”

c.    Section 7.03 of the Loan Agreement is hereby amended by:

i.amending clause (g) thereof by amending and restating clause (ii) in the second proviso thereof with “(ii) [reserved]”; and

ii.amending and restating clause (h) thereof in its entirety to read as follows:

“(h)    (i) acquisitions of Monitoring Contracts pursuant to an Approved Alarm Purchase Agreement or (ii) acquisitions of portfolios of Monitoring Contracts (in each case, a “Permitted Portfolio Purchase”) so long as (x) the Aggregate Purchase Price for each such Permitted Portfolio Purchase does not exceed (A) for the fiscal year of the Borrower ending December 31, 2020, $75,000,000 in the aggregate (which amount for the avoidance of doubt shall not be reduced by the Aggregate Purchase Price payable in connection with the Amendment No. 1 Acquisition), (B) for the fiscal year of the Borrower ending December 31, 2021, $100,000,000 and (C) thereafter, $50,000,000 in the aggregate in any fiscal year of the Borrower and (y) no Default or Event of Default has occurred and is continuing;”.

d.    Section 7.11 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter most recently ended on or prior to such date for which financial statement have been or are required to be delivered pursuant to Section 6.01(a) or (b) to exceed the applicable ratio set forth below:

Fiscal Quarter	Amount
for each fiscal quarter ending on or prior to December 31, 2020	4.50:1.00
for each fiscal quarter ending on March 31, 2021 through December 31, 2021	5.50:1.00
for the fiscal quarter ending on March 31, 2022	5.25:1.00
for the fiscal quarter ending on June 30, 2022	4.50:1.00
for the fiscal quarter ending on September 30, 2022	4.25:1.00
beginning with the fiscal quarter ending on September 30, 2022 and for each fiscal quarter thereafter	4.00:1.00

(b)    Consolidated Senior Secured RMR Leverage Ratio. Permit the Consolidated Senior Secured RMR Leverage Ratio as of the last day of any fiscal quarter most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b) to be exceed the applicable ratio set forth below:

Fiscal Quarter	Amount
for each fiscal quarter ending on or prior to December 31, 2020	30.00:1.00
for each fiscal quarter ending on March 31, 2021 through September 30, 2021	32.00:1.00
for the fiscal quarter ending on December 31, 2021	31.75:1.00
for the fiscal quarter ending on March 31, 2022	31.25:1.00
for the fiscal quarter ending on June 30, 2022	31.00:1.00
beginning with the fiscal quarter ending on September 30, 2022 and for each fiscal quarter thereafter	30.75:1.00

(c)    [Reserved].”

e.    Section 7.18(c) of the Loan Agreement is hereby amended by amending and restating clause (iii) of the first proviso thereof in its entirety to read as follows:

“(iii)    [reserved]”.

4.    Conditions to Effectiveness. This Amendment shall become effective on the date (such date, the “Amendment No. 2 Effective Date”) upon which each of the conditions precedent set forth below have been satisfied:

a.    The Administrative Agent (or its counsel) shall have received a counterpart of this Amendment signed by each of the Administrative Agent, the Borrower, the Guarantors and the Required Lenders.

b.    The Administrative Agent shall have received all fees and expenses due to be paid to it in connection with this Amendment to the extent invoiced at least one Business Day prior to the Amendment No. 2 Effective Date. Without limiting the foregoing, the Administrative Agent shall have received reimbursement for the fees and expenses of counsel to the Administrative Agent incurred in connection with the Loan Agreement and this Amendment to the extent invoiced at least one Business Day prior to the Amendment No. 2 Effective Date.

c.    The Lender Group Advisors shall have received all fees and expenses due to be paid to them in connection with this Amendment to the extent invoiced at least one Business Day prior to the Amendment No. 2 Effective Date. Without limiting the foregoing, Gibson, Dunn & Crutcher LLP shall have received the fees and expenses incurred in connection with the Loan Agreement and this Amendment to the extent invoiced at least one Business Day prior to the Amendment No. 2 Effective Date.

d.    The Administrative Agent and the Lender Group shall have received a certificate of the Borrower signed by a Responsible Officer of the Borrower certifying the following:

i.    the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Loan Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Amendment No. 2 Effective Date in all material respects (or with respect to representations and warranties qualified by materiality, in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date in all material respects (or with respect to representations and warranties qualified by materiality, in all respects), and except that for purposes of this Section 4(d)(i), the representations and warranties contained in Sections 5.05(a) and (b) of the Loan Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Loan Agreement, respectively; and

ii.    no Default exists as of the Amendment No. 2 Effective Date, or would result from the execution, delivery and performance of this Amendment and the transactions contemplated hereby.

5.    Consent Fee. The Borrower shall pay to the Administrative Agent, for the account of each of the Lenders party hereto (and for avoidance of doubt, regardless of whether such Lender party hereto is still a Lender on the date such fee is due and payable):

a.If any Loans are outstanding as of May 31, 2021, a fee equal to 0.50% multiplied by such Lender’s Loans outstanding as of the date hereof, which fee will be earned and due and payable in full in cash on May 31, 2021 or, if such date is not a Business Day, the next succeeding Business Day; and

b.    If any Loans are outstanding as of October 15, 2021, an additional fee equal to 0.50% multiplied by such Lender’s Loans outstanding as of the date hereof, which fee will be earned and due and payable in full in cash on October 15, 2021, or, if such date is not a Business Day, the next succeeding Business Day.

6.    Reference to and Effect Upon the Loan Agreement.

a.    Except as specifically amended hereby, the Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. This Amendment shall constitute and be designated a “Loan Document” for purposes of the Loan Agreement.

b.    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Loan Agreement or any Loan Document, nor constitute a waiver of any provision of the Loan Agreement or any Loan Document, except as specifically set forth herein. From and after the Amendment No. 2 Effective Date, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Loan Agreement as amended by this Amendment. This Amendment shall not constitute a novation of the Loan Agreement.

7.    Costs; Expenses; Indemnification. Borrower hereby affirms its obligation under Section 10.04 of the Loan Agreement to reimburse the Administrative Agent and the Lenders for all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and the Lenders in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable fees, charges and disbursements of one firm of separate counsel for each of the Administrative Agent and the Lender Group (including the Lender Group Advisor). This Amendment is subject to the provisions of Sections 10.04(b), (c) and (d) of the Loan Agreement, the provisions of which are by this reference incorporated herein in full.

8.    Governing Law; etc. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York. This Amendment is subject to the provisions of Sections 10.14(b) THROUGH (d) and 10.15 of the Loan Agreement relating to submission to jurisdiction, venue, service of process and waiver of right to trial by jury, the provisions which are by this reference incorporated herein in full.

9.    Headings. Section headings herein are included for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.    Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means (including “.pdf”) shall be effective as delivery of a manually executed counterpart of this Amendment. Any signature to this Amendment or any notice or other document delivered in connection herewith may be delivered by any electronic signature complying with the Electronic Signatures in Global and National Commerce Act, the New York Electronic Signature and Records Act or any other similar state laws based the Uniform Electronic Transaction Act, or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

11.    Severability. If any provision of this Amendment or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.    Direction. Each of the Lenders party hereto, constituting the Required Lenders, (a) hereby authorizes and directs the Administrative Agent to execute and deliver its acknowledgment to this Amendment, and (b) hereby acknowledges and agrees that the direction in this Section 11 constitutes a direction from the Required Lenders under the provisions of Article IX of the Loan Agreement and (y) the provisions of Article IX and Section 10.04 of the Loan Agreement shall apply to any and all actions taken by the Administrative Agent in accordance with such direction.

13.    Amendment of Exit Facilities Credit Agreement; Amendment to Incorporate Replacement LIBOR Provision.

a.    In the event that after the Amendment No. 2 Effective Date any Loan Party enters into, amends or modifies the Exit Facilities Credit Agreement (an “Exit Facilities Credit Agreement Amendment”) in a manner that requires any Loan Party to comply with or add a covenant, an event of default, a guarantee or collateral that either is not at such time applicable to the Exit Facilities Credit Agreement (or any Exit Facilities Loan Document) or, if such covenant, event of default, guarantee or collateral shall already be applicable to the Exit Facilities Credit Agreement (or any Exit Facilities Loan Document), is or contains related provisions that are, more restrictive upon any Loan Party than such existing covenant, event of default, guarantee or related provisions, each provision (including any related definitions) relating to such covenant, event of default, guarantee or security in the Exit Facilities Credit Agreement (or Exit Facilities Loan Document) (as amended or modified from time to time thereafter) shall be automatically deemed to be incorporated by reference into the Credit Agreement (or the corresponding Loan Document), mutatis mutandis, as if then set forth therein in full. In addition, to the extent that any such Exit Facilities Credit Agreement Amendment provides for any consent fees or similar payment greater than, or on terms more beneficial than, the consent fees set forth in Section 5 hereto, then the consent fees payable to the Lenders party hereto shall be automatically increased by such overage, or such more beneficial terms shall automatically apply to such consent fees payable hereunder, as applicable. Promptly after any execution of an Exit Facilities Credit Agreement Amendment, the Borrower shall (a) furnish to the Administrative Agent a true and correct executed copy of such Exit Facilities Credit Agreement Amendment and (b) execute and deliver to the Administrative Agent an amendment to the Credit Agreement in form and substance reasonably satisfactory to the Required Lenders, amending or modifying the Credit Agreement by adding or modifying, as the case may be, any such covenant, event of default, guarantee, definitions, consent fees or similar payments, and other related provisions included in or amended by the Exit Facilities Credit Agreement as a result of the Exit Facilities Credit Agreement Amendment.

b.    By May 31, 2021 (or such later date as consented to by the Required Lenders (which consent may be communicated via electronic mail sent by any of the Lender Group Advisors)), the Borrower, the Administrative Agent and the Required Lenders shall, in accordance with Section 3.03(b) of the Credit Agreement, amend the Credit Agreement to incorporate customary LIBOR succession provisions reasonably acceptable to the Borrower, the Administrative Agent and the Required Lenders.

[Signature Pages Omitted]